Exhibit 2.1







                           Purchase And Sale Agreement


                               7 West 34th Street
                               New York, New York

                                     between

                        7 West Associates LLC, as Seller


                                       and


              Health and Retirement Properties Trust, as Purchaser

                            Dated: September 25, 1997







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
                           Purchase And Sale Agreement

                                Table of Contents

                                                                                                      Page

Article 1             Definitions........................................................................1
    Section 1.1  Definitions.............................................................................1

Article 2             Purchase and Sale..................................................................5
    Section 2.1  Purchase and Sale.......................................................................5
    Section 2.2  Payment of the Purchase Price...........................................................5

Article 3             Purchaser's Review.................................................................6
    Section 3.1  Property Documents......................................................................6
    Section 3.2  Physical Review.........................................................................6
    Section 3.3  Indemnity and Survival..................................................................8

Article 4             Title Documents....................................................................8
    Section 4.1  Title Commitment and Survey.............................................................8
    Section 4.2  Title Defects...........................................................................8

Article 5             Representations, Warranties, and Covenants........................................11
    Section 5.1  Seller's Representations and Warranties................................................11
    Section 5.2  Survival of Seller's Representations and Warranties....................................17
    Section 5.3  Purchaser's Representations, Warranties and Covenants..................................18
    Section 5.4  Seller's Covenants.....................................................................19
    Section 5.5  As Is..................................................................................22

Article 6             Closing...........................................................................23
    Section 6.1  Conditions to Purchaser's Obligations to Close.........................................23
    Section 6.2  Conditions to Seller's Obligations to Close............................................24
    Section 6.3  Escrow and Closing.....................................................................25
    Section 6.4  Prorations.............................................................................30
    Section 6.5  Closing Costs..........................................................................37
    Section 6.6  Closing Deliveries.....................................................................38
    Section 6.7  Access to Records......................................................................42
    Section 6.8  Survival...............................................................................43

Article 7             Brokerage.........................................................................43

Article 8             Casualty and Condemnation.........................................................44
    Section 8.1       ..................................................................................44
    Section 8.2       ..................................................................................44
    Section 8.3       ..................................................................................44




                                        i

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                                                                                                      Page

    Section 8.4       ..................................................................................45

Article 9             Defaults..........................................................................47
    Section 9.1  Purchaser's Default....................................................................47
    Section 9.2  Seller's Default.......................................................................47
    Section 9.3  Delivery of Earnest Money Deposit in the Event of a Default............................48

Article 10            Miscellaneous.....................................................................48
    Section 10.1  Indemnification.......................................................................48
    Section 10.2  Assurances Of Cooperation.............................................................49
    Section 10.3  Successors And Assigns................................................................49
    Section 10.4  Interpretation........................................................................50
    Section 10.5  Joint Cooperation.....................................................................52
    Section 10.6  Publicity.............................................................................52
    Section 10.7  Notices...............................................................................53
    Section 10.8  Exculpations..........................................................................54
    Section 10.10  Counterparts.........................................................................55

    Exhibit A         The Land
    Exhibit B         The Permitted Title Exceptions
    Exhibit C         The Contracts
    Exhibit D         The Rent Roll
    Exhibit E         The Personal Property
    Exhibit F-1       The Bill of Sale
    Exhibit F-2       The Assignment of Contracts, Intangible Property Licenses and
                      Utility Deposits
    Exhibit F-3       The Assignment of Leases
    Exhibit F-4       The Bargain and Sale Deed
    Exhibit G         The Claims
    Exhibit H         The Property Documents
    Exhibit I         Schedule of Insurance
    Exhibit J         Form of Tenant's Estoppel Letter
    Exhibit K         Intentionally Omitted
    Exhibit L         Licenses
    Exhibit M         Certificate of Occupancy
    Exhibit N         Intentionally Omitted
    Exhibit O         Pending Real Estate Tax Appeals
    Exhibit P         Intentionally Omitted
    Exhibit Q         Intentionally Omitted
    Exhibit R         Letters of Credit
    Exhibit S         Supplies
    Exhibit T         Brokerage Agreements

                  THIS PURCHASE AND SALE AGREEMENT is made as of the 25th day of September, 1997, by and between 7 WEST ASSOCIATES LLC, a Delaware limited liability company ("Seller") and HEALTH AND RETIREMENT PROPERTIES TRUST, a Maryland real estate investment trust ("Purchaser").

                  In consideration of the respective agreements, covenants, representations, warranties and conditions contained in this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:

                                    Article 1
                                   Definitions

                  Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

Additional Rents:          As defined in Section 6.4.1 of this Agreement.

Adjustment Point:          As defined in Section 6.4 of this Agreement.

Agreement:                 This Agreement,  including all exhibits and schedules
                           hereto, all of which are incorporated into this Agreement by this reference.

BID:                       As defined in Section 5.1.2.8 of this Agreement.

Claims:                    As defined in Section 5.1.2.1 of this Agreement.

Closing:                   As defined in Section 6.3.8 of this Agreement.

Closing Date:              October  1,  1997,  as  such  date  may  be  extended
                           pursuant to the terms of this Agreement or by mutual consent of the parties hereto.

Closing Statement:         As defined in Section 6.4 of this Agreement.






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                                                                               2




Contracts:                 All written contracts and agreements affecting all or
                           any portion of the  Property  to which  Seller or any
                           predecessor   in   interest  to  Seller  is  a  party
                           (including   without   limitation,   all   agreements
                           relating to the management,  servicing or maintenance
                           of the Real  Property or the Personal  Property,  and
                           all   agreements   for  the  purchase  of  materials,
                           supplies, equipment or parts, but excluding the Leases and any documents evidencing the Permitted
                           Title  Exceptions).  The Contracts are  identified on
                           Exhibit C.

Curable Liens:             As defined in Section 4.2.2(a) of this Agreement.

Cure Amount:               As defined in Section 4.2.2(a) of this Agreement.

Earnest Money Deposit:     Five Million Dollars ($5,000,000).  The term "Earnest
                           Money Deposit" shall also include any interest earned on the deposited monies.

Escrow Agent:              Paul, Weiss, Rifkind, Wharton & Garrison.

Existing Mortgage:         That certain first mortgage on the Real Property held
                           by Credit Lyonnais.

Governmental
Authority:                 The United States of America,  or any state,  county,
                           municipality, or other unit of local government, or any agency, board, or other public entity empowered or constituted by any of them having, jurisdiction over the Real Property, the Property or its or their use or ownership.

HIP:                       As defined in Section 5.1.1.5 of this Agreement.

Improvements:              All  buildings,   structures,   fixtures,  and  other
                           improvements  of every  kind  located on or under the
                           Land,   including   any   and   all   plumbing,   air
                           conditioning,   heating,   ventilating,   mechanical,
                           electrical and other utility systems servicing the building, security devices, signs and light fixtures, but not including publicly owned or privately owned
                           (unless owned by Seller) utility lines or equipment or tenant fixtures which under the terms of any Tenant's Lease or as a matter of law may be removed from the demised premises by such Tenant on the expiration of its term.


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                                                                               3


Intangible Property:       All intangible property excluding  Contracts,  Leases
                           and Licenses  which  pertain to the Real  Property or
                           Personal  Property,  including all of Seller's rights
                           in  and  to   guarantees,   warranties,   plans   and
                           specifications and reports pertaining to the Property
                           (or any portion thereof), if any.

Land:                      That certain parcel of land described on Exhibit A.

Leases: All leases and other agreements for the occupancy of any portion of the Improvements, including any amendments and modifications thereof, each of which is identified on Exhibit D.

Legal Requirements:        All laws,  statutes,  regulations and requirements of
                           any Governmental Authority having jurisdiction over the Real Property or the Property.

Licenses:                  All  licenses,  permits,  certificates  of occupancy,
                           authorizations or other approvals issued by any Governmental Authority regarding operation of the Real Property or Personal Property but not including those required for completed tenant improvements or work which any Tenant is performing and those related to any Tenant's business or issued to any Tenants.

Major Tenant:              Each  of the  Tenants  listed  on  Exhibit  P to this
                           Agreement.

Material Part:             As defined in Section 8.3 of this Agreement.

Member:                    As defined in Section 5.1.1.1 of this Agreement.

New Leases:                As defined in Section 5.4.2.4 of this Agreement.

Owner's Policy:            As defined in Section 4.1 of this Agreement.

Permitted Title
Exceptions:                Those matters listed on Exhibit B to this Agreement.

Personal Property:         The items of property identified on Exhibit E to this
                           Agreement.

Property:                  The Real Property, the Leases, the Personal Property,
                           the  Licenses,   the  Contracts  and  the  Intangible
                           Property.

Property Documents:        As defined in Section 3.1 of this Agreement.

Prorations:                As defined in Section 6.4 of this Agreement.

Purchase Price:            One Hundred Ten Million Dollars ($110,000,000).

Purchaser:                 As defined in the Introduction to this Agreement.

Purchaser's Broker:        Williams Real Estate Co.

Real Property:             The Land and the Improvements.

Rent Roll:                 The rent roll  attached to this  Agreement as Exhibit
                           D.

Rents:                     As defined in Section 6.4.1 of this Agreement.

Seller:                    As defined in the Introduction to this Agreement.

Seller's Broker:           CB Commercial Real Estate Group, Inc.

Seller's Closing
Documents:                 As defined in Section 6.6.1 of this Agreement.

Studies:                   As defined in Section 3.2.2 of this Agreement.

Survey:                    As defined in Section 4.1 of this Agreement.

Tenant:                    A  party  in   possession   of  a   portion   of  the
                           Improvements pursuant to one of the Leases.

Title Commitment:          As defined in Section 4.1 hereof.

Title Defect:              A  lien,  claim,  charge,  right,  interest,  burden,
                           encumbrance, defect, objection, exception or security interest which is asserted against or which burdens the Real Property, or the Personal Property which has a materially adverse effect on the use or operation of the Property or the value thereof and which is not identified in this Agreement as a Permitted Title
                           Exception.

Title Insurer:             Lawyers Title Insurance Corporation.







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                                                                               5




                                    Article 2
                                Purchase and Sale

                  Section 2.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement, Purchaser agrees to purchase the Property from Seller and Seller agrees to sell the Property to Purchaser, subject only to the Permitted Title Exceptions.

                  Section 2.2 Payment of the Purchase Price. Purchaser agrees to pay the Purchase Price to Seller, and Seller agrees to accept payment of the Purchase Price in the following manner:

                           2.2.1 Prior to the  execution  of this  Agreement,  a
portion of the Earnest Money Deposit, equal to $1,100,000 in cash, was delivered by Purchaser to Escrow Agent. Concurrently with the execution and delivery of this Agreement, the balance of the Earnest Money Deposit shall be delivered to Escrow Agent in immediately available funds.

                           2.2.2 On the Closing Date,  (a)  Purchaser  shall pay
the balance of the Purchase Price, consisting of the sum of $105,000,000 to Seller or as directed by Seller, by wire transfer of immediately available funds to Seller's account at Morgan Guaranty Trust Company of New York or other financial institution designated by Seller, plus or minus net Prorations and (b) the Earnest Money Deposit, with the interest earned thereon credited to Purchaser.





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                                                                               6




                                    Article 3
                               Purchaser's Review

                  Section 3.1 Property Documents. At any reasonable time and from time to time from the date of the execution and delivery of this Agreement, until the Closing Date, Seller will permit Purchaser and its authorized agents to examine and copy the instruments and documents listed on Exhibit H, to the extent in Seller's Possession or otherwise readily available to Seller (the "Property Documents"). Such inspection shall take place at the offices of Seller, as Seller shall otherwise direct or at Purchaser's request and expense, Seller shall provide Purchaser with copies of such documents.

                  Section 3.2 Physical Review. At all times prior to the Closing, Purchaser, its representatives or agents, shall have the right to enter upon the Real Property. The Purchaser's right to inspect the Real Property shall be subject to the following:

                           3.2.1   Purchaser  may  examine  and  test  the  Real
Property, which tests may include non-invasive soil tests, environmental tests and engineering tests. Purchaser may conduct invasive testing which will not cause material damage to the Property provided it obtains prior consent from Seller, which consent Seller agrees shall not be unreasonably withheld, delayed or conditioned; and

                           3.2.2  Purchaser  may  inspect  the  Improvements  to
evaluate their suitability for Purchaser's needs; provided, however, that examination of the interior of space leased to Tenants may be limited as provided in such Tenants' Leases.






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                                                                               7




                  All of the examinations, inspections, studies, tests and reports conducted or prepared pursuant to Sections 3.2.1 and 3.2.2 prior to Closing are referred to in this Agreement as the "Studies."

                           3.2.3  Purchaser's  right  to  enter  onto  the  Real
Property to conduct the Studies is subject to the following conditions:

                                    3.2.3.1  Purchaser shall provide Seller with
         reasonable advance notice of any entry on the Real Property (which notice may be oral), and Seller may, at its election, have a representative present during any such entry;

                                    3.2.3.2   All   investigations   and   other
         activities conducted by Purchaser shall be at Purchaser's sole cost and expense, and Purchaser shall keep the Real Property free of any liens which may be asserted against Seller or the Real Property as a result of these activities;

                                    3.2.3.3  Purchaser  shall  exercise due care
         with respect to the Real Property in connection with its entry thereon so as to minimize any damage caused to the Real Property and any interference with Seller's use thereof. Promptly following any test or other examination which results in any alteration of the Real Property, Purchaser will promptly restore the Real Property at Purchaser's sole cost and expense to the condition which existed prior to such test or examination; and

                                    3.2.3.4  Purchaser  or its  agents  will not
         contact any Tenants directly or indirectly prior to the Closing, without Seller's consent.






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                                                                               8



                  Section 3.3 Indemnity and Survival. Purchaser hereby agrees to indemnify, defend, protect and hold Seller harmless from any and all costs, loss and damages, including reasonable attorneys' fees and litigation expenses, which Seller shall incur as a result of the Studies or any breach of Purchaser's obligations under Sections 3.1 and 3.2. In the event this Agreement is terminated, this indemnity shall survive the termination of this Agreement. If this Agreement is not terminated, this indemnification shall survive the Closing.

                                    Article 4
                                 Title Documents

                  Section 4.1 Title Commitment and Survey. Purchaser has obtained (a) an updated survey of the Real Property (the "Survey") and (b) a report on title (the "Title Commitment") from the Title Insurer for an owner's policy of title insurance (the "Owner's Policy") in the amount of the Purchase Price, and has caused copies of the Survey and the Title Commitment to be delivered to Seller's counsel, together with specification of those exceptions to title contained in the Title Commitment and/or Survey which (a) are not Permitted Title Exceptions and (b) are not acceptable to Purchaser.

                  Section 4.2 Title Defects.

                           4.2.1 If Seller  shall  elect  (or shall be  required
under Section 4.2.2 below) to attempt to remove any defect in or objection to title so specified by Purchaser, then Seller shall be entitled, on notice to Purchaser given on or prior to the Closing Date, to adjourn the Closing Date one or more times, for a period not to






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                                                                               9



exceed sixty (60) days in the aggregate, to enable Seller to take such action as may be required to cause the Title Insurer to issue the Owner's Policy in accordance with the provisions of this Agreement. If Seller does not so elect to adjourn the Closing, or if at the adjourned date(s) the Title Insurer is not prepared to issue the Owner's Policy in accordance with the provisions of this Agreement, Purchaser may terminate this Agreement by written notice to Seller, whereupon the Escrow Agent shall return the Earnest Money Deposit to Purchaser and neither party shall have any further obligations under this Agreement except for those provisions which specifically survive the termination hereof.

                           4.2.2 (a) If Seller  elects to adjourn the Closing as
provided above, this Agreement shall remain in effect for the period or periods of adjournment in accordance with its terms. In no event, however, shall Seller be required to take or bring any action or proceeding or take any other steps to remove any defect in or objection to title; provided, however, that if an examination of title indicates the existence of one or more liens or encumbrances which, in either case, are in liquidated amounts and can be removed or discharged by payment of a sum of money ("Curable Liens") which is not in excess of Five Hundred Thousand Dollars ($500,000) (the "Cure Amount") in the aggregate, and if such removal or discharge can reasonably be expected to be accomplished prior to the Closing Date initially provided for in Section 1.1 hereof or within a period of sixty (60) days thereafter or such longer period of time as Purchaser may approve, Seller agrees to take such action as is reasonably required in order to remove or discharge such Curable Liens and, if required, to





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                                                                              10



adjourn the Closing Date for the period required for such purpose. Seller will be deemed to have satisfied the foregoing requirement with respect to any Curable Liens, other than as to Curable Liens which are, in the aggregate, in excess of One Million Dollars ($1,000,000), if the Title Insurer will issue or bind itself to issue the Owner's Policy without additional premium (unless
Seller shall pay such premium) which will (i) insure Purchaser against collection of such Curable Liens or enforcement thereof against the Real Property and (ii) agree to issue a title commitment to any subsequent mortgagee or purchaser of the Property from Purchaser, which commitment will insure such mortgagee or purchaser against collection of such Curable Liens or enforcement against the Real Property.

                           (b) Seller will, in addition,  without  limitation as
to the amount thereof, cause to be removed at or prior to the Closing (i) all mortgages, assignments of leases and rents and financing statements entered into by Seller or its predecessors in title whether created prior to or after the date hereof, (ii) judgments or tax liens (other than real estate tax liens which are addressed in Section 6.4.1) incurred by Seller which are liens against the Real Property and (iii) other title exceptions which are not Permitted Title Exceptions and which are willfully caused by Seller from and after the date hereof.

                           4.2.3  Notwithstanding  the provisions of Section 4.2
hereof, Purchaser may at any time accept such title as Seller is able to deliver, without reduction of the Purchase Price or any credit or allowance on account thereof or any claims against Seller.






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                                                                              11




                                    Article 5
                   Representations, Warranties, and Covenants

                  Section 5.1 Seller's Representations and Warranties. In order to induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as follows:

                           5.1.1 As to Organization, Power, Authority and Title.

                                    5.1.1.1   Seller  is  a  limited   liability
         company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller's only member is Orchid Properties, Inc. (the "Member").

                                    5.1.1.2  Seller  has full  right,  power and
         authority to enter into and perform its obligations under this Agreement and the other instruments and documents contemplated herein to be executed and performed by it, including without limitation, those conveying the Property. The execution and delivery of this Agreement and such other instruments and documents and the consummation of the transactions contemplated hereby and thereby (l) have been duly authorized by all necessary action on the part of the Seller (2) do not require any consent or approval of or notice to any Governmental Authority, and (3) will not result in the breach of the limited liability company agreement of Seller or any agreement or other instrument to which Seller or the Member is a party or to which Seller, the Member or the Property is bound. Further, this Agreement constitutes the valid and binding obligation of Seller.






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                                                                              12




                                    5.1.1.3  Seller  has not made an  assignment
         for the benefit of creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy or insolvency.

                                    5.1.1.4  Seller  is a  "non-foreign  person"
         within the meaning of section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

                                    5.1.1.5  Seller  is the  sole  owner  of the
         Property and has full right, power and authority to sell and convey the same to Purchaser. No third party other than Health Insurance Plan of Greater New York ("HIP") has any contract, option or right of first refusal with respect to the Property; HIP's right of first refusal has been waived in writing by HIP.

                           5.1.2 As to the Property.

                                    5.1.2.1  There is no  litigation,  action or
         proceeding pending, or to Seller's knowledge, threatened against Seller, the Property, or any part thereof, before any court, arbitrator or Governmental Authority nor has Seller received written notice of any litigation, action or proceeding threatened against Seller, the Property, or any part thereof (the "Claims") other than negligence claims fully covered by insurance maintained by Seller, and as set forth in Exhibit G attached hereto.

                                    5.1.2.2  Exhibit I is a complete list of all
         insurance policies applicable to the Real Property as of the date hereof and each such





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                                                                              13




         policy is presently in full force and effect. All the premiums under the insurance policies set forth on Exhibit I have been paid in full.

                                    5.1.2.3  Seller has no  knowledge of and has
         not received any written notice from any Governmental Authority with respect to any actual or threatened taking of any portion of the Real Property by the exercise of the right of condemnation or eminent domain.

                                    5.1.2.4 Seller has one employee.

                                    5.1.2.5  Except as set forth in  Exhibit  C,
         there are no Contracts relating to the Property which would be binding on the Purchaser subsequent to the Closing. Exhibit C is a complete list of all such Contracts, such Contracts are all in full force and effect and have not been amended or modified, except as disclosed in Exhibit C. Seller is not in default under any such Contract and to the best of Seller's knowledge, no other party is in default under any such Contract.

                                    5.1.2.6 There are no proceedings  pending to
         reduce the assessment of the Real Property for real estate tax purposes except for the 1992/93, 1993/94, 1994/95, 1995/96 1996/97 and 1997/98
         New York City Fiscal Years, copies of the applications for which are attached hereto as Exhibit O.

                                    5.1.2.7  There  are no  outstanding  special
         assessments with respect to the Real Property.

                                    5.1.2.8 The Real  Property is located in the
         34th Street Business Improvement District ("BID").

                                    5.1.2.9  The  Real  Property  has  not  been
         designated a New York City Landmark.

                                    5.1.2.10  The Real  Property  constitutes  a
         separate tax lot.

                                    5.1.2.11  Seller  has  not  transferred  any
         development rights with respect to the Real Property.

                                    5.1.2.12  Seller has received no notice that
         the Real Property is in violation in any material respect of any material federal, state, municipal and other governmental statutes, ordinances, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and to Seller's knowledge there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof.

                                    5.1.2.13 Except as disclosed to Purchaser or
         as described in any environmental report delivered to Purchaser, to Seller's knowledge, no material adverse environmental conditions or hazards exist with respect to the Real Property.

                           5.1.3 As to Leases, Licenses, Etc.

                                    5.1.3.1  (1) There are no  occupancy  rights
         (written or oral), leases or tenancies presently affecting the Real Property or the Personal Property other than the Leases; (2) Seller has heretofore delivered to Purchaser a true and complete copy of each of the Leases, including all amendments thereto; each such Lease represents the complete agreement between Seller and the respective Tenant as to all rights, liabilities and obligations of Seller and said Tenant in and to the premises demised thereunder; and the Leases have not been modified or amended, except as set forth on Exhibit D hereto; (3) the Leases are in full force and effect; (4) to the best of Seller's knowledge, said Tenants have not assigned their rights under the Leases or sublet any portion of their respective premises except as noted on Exhibit D; (5) said Tenants have not been granted any renewal or extension options except as disclosed in the Leases, nor do any of said Tenants have an option to purchase the Real Property or any part thereof (other than the first refusal right in favor of HIP described in Section 5.1.1.5 hereof); (6) except as otherwise described on Exhibit D, Seller has performed its obligations under the Leases in all material respects; and Seller has not received from any Tenant any written notice claiming any material default by Seller under any of the Leases which has not been complied with, or claiming any right of set-off or counterclaim against Seller;
         (7) except as set forth on Exhibit D, Seller has not given any Tenant any written notice claiming any material defaults or nonpayment of rent by such Tenant under any of the Leases which has not been complied with; (8) except as set forth on Exhibit D, all Tenants are in occupancy of their respective premises under the Leases and all work required to be performed by the landlord pursuant to the Leases has been completed and fully paid for; (9) the information contained in the Rent Roll annexed hereto as Exhibit D is true and correct in all material respects and contains a schedule of every Lease and each modification and amendment to each Lease; (10) except as set forth on Exhibit D, Seller has not accepted any prepaid rent or prepayment of any other sum due under the Leases more than thirty (30) days in advance; (11) the security deposits set forth on Exhibit D hereto are all the security deposits paid by Tenants under their Leases; (12) except as set forth in Exhibit D, all Tenants are in possession of their respective premises and are not more than 30 days in arrears in payment of fixed rent due under their respective leases, and no Tenant has contested in a written notice to landlord any amounts payable under its Lease; and (13) no appraisal or other process provided for in any Lease has been instituted in writing by Seller or any Tenant to establish the rental rate payable with respect to any pending extension or expansion or with respect to any negotiation or appraisal of rent under any Lease. Except as set forth in Exhibit D, no brokerage commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to any Lease pursuant to any existing agreement which would be binding on the landlord under such Lease after the Closing Date. True and complete copies of the agreements (and all amendments thereto)
         pursuant to which such brokerage commissions, fees or other compensation are payable are attached hereto as Exhibit T. There will not remain in effect after the Closing any exclusive or continuing brokerage agreements binding on Purchaser as to any of the space covered by the Leases or as to any space in the Improvements. As of the Closing Date, no actual or pending claims or rights exist or may accrue against Seller and which will be binding on Purchaser for any brokerage commission, fee or other compensation in respect of all or any portion of the Improvements that is subject to a Lease.

                                    5.1.3.2  No  management  commission,  fee or
         other compensation will be payable by Purchaser from and after the Closing Date with respect to the management of the Real Property prior to the Closing Date.

                                    5.1.3.3 To the best of  Seller's  knowledge,
         the documents listed on Exhibit L hereto are all of the Licenses (including all amendments, modifications, supplements and extensions thereof) and Seller has not received any written notice from any Governmental Authority that Seller is in default under or has breached any of the Licenses. No representation is made as to the transferability of such licenses. Attached hereto as Exhibit M is a true, correct and complete copy of the current certificate of occupancy for the Improvements.

                                    5.1.3.4  Seller has no  patents,  registered
         trademarks or registered trade names which are used by Seller with respect to the Real Property.

                  Section 5.2 Survival of Seller's Representations and Warranties. At Closing, Seller shall deliver to Purchaser a certificate of the Seller which will confirm that its warranties and representations contained in this Agreement are in all material respects true and correct as of the date of the Closing (to the best of Seller's knowledge, where so specified above and limited to the time period described above, where so specified). Seller's representations and warranties shall not survive the Closing except as follows: (i) the representations and warranties contained in Sections 5.1.1.5., 5.1.2.1, 5.1.2.3-13 and 5.1.3.1-4 shall survive the Closing, provided that Purchaser shall be deemed to have irrevocably waived any claim with respect thereto as to which Purchaser has not given Seller written notice within a period of one (1) year after the Closing Date, and (ii) the representations and warranties contained in subsections 5.1.1.1-4 shall survive indefinitely, subject to the statute of limitations.

                  Section  5.3  Purchaser's   Representations,   Warranties  and
Covenants. In order to induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to and covenants with Seller as follows:

                           5.3.1  Purchaser  is a real estate  investment  trust
duly organized, validly existing and in good standing under the laws of the State of Maryland. Purchaser has full right, power and authority to enter into and perform its obligations under this Agreement and the other instruments and documents contemplated herein to be executed and performed by it. The execution and delivery of this Agreement and such other instruments and documents and the consummation of the transactions contemplated hereby and thereby (1) have been duly authorized by all necessary action on the part of the Purchaser, (2) do not require any consent or approval of or notice to any Governmental Authority, and
(3) will not result in the breach of any agreement, indenture or other instrument to which Purchaser is a party or is otherwise bound. Further, this Agreement constitutes the valid and binding obligation of Purchaser.

                           5.3.2 At Closing, Purchaser shall deliver to Seller a
certificate of the Purchaser which will confirm that its warranties and representations contained in this Agreement are in all material respects true and correct as of the date of the Closing. Purchaser's representations and warranties contained in Section 5.3.1 shall survive the Closing indefinitely, subject to the statute of limitations.

                           5.3.3  Prior to the  Closing,  Purchaser  shall  not,
without the prior written consent of Seller, enter into any New Lease (as defined below), nor shall Seller solicit or entertain inquiries with respect to the leasing of space in the Improvements.

                  Section 5.4 Seller's Covenants.

                           5.4.1 Seller  agrees that between the date hereof and
the Closing Date it shall continue to operate the Real Property and the Personal Property in substantially the same manner it has been operated prior to the date hereof. Such normal operation by Seller shall include, without limitation, the maintenance by Seller of Seller's usual books and records and compliance by Seller with its obligations as Landlord under the Leases, subject to the express provisions of this Agreement.

                           5.4.2 Seller covenants and agrees that from and after
the date of this Agreement until the Closing Date or earlier termination of this
Agreement:

                                    5.4.2.1  Except  as  otherwise  provided  in
         Section 5.4.2.8 below, Seller will not, without the prior written consent of Purchaser, enter into any new employment, service or maintenance agreements relating to the Property or renew or extend any Contracts, unless such new agreements and such Contracts, as renewed or extended, will be cancelable by Purchaser on not more than thirty (30) days prior notice without any costs for such cancellation.

                                    5.4.2.2 The insurance  policies described on
         Exhibit I (or substantially similar substitute polices and with companies of similar or better financial strength) shall be maintained in full force and effect.

                                    5.4.2.3  Seller  will not sell,  encumber or
         grant any interest in the Property or any part thereof or interest therein.

                                    5.4.2.4  Seller will not,  without the prior
         written consent of Purchaser, enter into any new Lease, permit occupancy of space on the Real Property which is presently vacant or which may hereafter become vacant or extend or renew any of the Leases (collectively, a "New Lease").

                                    5.4.2.5  Seller will not terminate or accept
         a surrender of any Lease which is not in default or modify, cancel, or amend any Lease, or release any Tenant from liability under any Lease without the prior written consent of Purchaser.

                                    5.4.2.6  Seller will not initiate any action
         to alter or amend the zoning classification of the Real Property, or otherwise intentionally perform any act or deed which shall diminish, encumber or affect Purchaser's rights in and to the Property or prevent Seller from performing fully its obligations hereunder.

                                    5.4.2.7   Seller   shall  not   solicit   or
         encourage directly or indirectly (including solicitation or encouragement by any broker retained by Seller), inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiation concerning any proposal for the sale of the Real Property or the Property.

                                    5.4.2.8  Seller shall not enter into any new
         management agreement relating to the Real Property (and shall cancel or cause the cancellation as of the Closing Date of any existing management agreement relating to the Real Property.)

                                    5.4.2.9  Seller shall,  upon learning of any
         material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement untrue or misleading, promptly notify Purchaser thereof.

                           5.4.3  From and  after  the  date of this  Agreement,
Seller will defend or will cause its insurance carrier to defend any claims resulting from Seller's alleged breach of any contractual obligation of Seller (including without limitation, any of the Leases) and any tort claims with respect to the Real Property or the Property which arose before the Closing Date so that Purchaser will have no liability with respect to such claims for any loss, costs or damages in connection therewith, including litigation costs and expenses.

                           5.4.4   Seller   shall  remove  or  comply  with  any
violations of law or municipal ordinances, or orders or requirements noted or issued by any

Governmental Authority against or affecting the Real Property prior to the date hereof; provided, however, that if such removal or compliance has not been completed prior to the Closing, Purchaser shall receive at the Closing a credit against the Purchase Price in an amount to be agreed upon by Seller and Purchaser to cover the reasonably estimated unpaid cost to effect or complete such removal or compliance, and Purchaser shall be required to accept title to the Real Property or the Personal Property subject thereto. Notwithstanding the foregoing, Purchaser shall have the right to adjourn the Closing in the event that Seller has failed to remove or comply with any of the aforementioned matters if the reasonably estimated unpaid cost to effect or complete such removal or compliance is greater than $500,000 until such time as Seller removes or complies with such matters to the extent that the reasonably estimated unpaid cost to effect or complete such removal or compliance with respect to such matters is less than $500,000, at which time the Closing shall occur within three (3) business days notice by Seller to Purchaser, provided Seller shall, at such time, provide Purchaser with evidence reasonably satisfactory to Purchaser of such removal or compliance. Notwithstanding the foregoing, violations which a Tenant in occupancy is required to remove or comply with pursuant to the terms of its Lease, may not be asserted by Purchaser as objections to title and Seller shall have no obligation to remove the same.

                  Section 5.5 As Is. Purchaser is purchasing the Property "as is" and in its present condition, subject to reasonable use, wear, tear and natural deterioration between the date hereof and the Closing, without any reduction in the Purchase Price for any such change in such condition by reason thereof subsequent to the date hereof.

Purchaser acknowledges that in entering into this Agreement Purchaser has made such examination of the Property, the operation, income and expenses thereof and all other matters affecting or relating to this transaction as Purchaser has deemed necessary. In entering into this Agreement, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any other person purporting to represent Seller, which are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

                                    Article 6
                                     Closing

                  Section 6.1 Conditions to Purchaser's Obligations to Close. The obligation of Purchaser to close under this Agreement and to pay the Purchase Price shall be subject to the fulfillment on and as of the Closing Date of all of the following conditions (in addition to any other conditions to Purchaser's obligations under this Agreement which are set forth elsewhere herein):

                           6.1.1 Seller shall have delivered to Purchaser all of
Seller's Closing Documents provided for in Section 6.6 hereof.

                           6.1.2 All of the  representations  and  warranties of
Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if the same were made on and effective as of such date.

                           6.1.3 Seller shall have  performed and  observed,  in
all material respects, all covenants, agreements and conditions of this Agreement to be performed and observed by Seller as of the Closing Date. Purchaser shall have the right, at its election, at or prior to the Closing by notice to Seller, to waive the fulfillment of any condition precedent to Purchaser's obligation to close hereunder and by effecting the Closing, Purchaser shall be deemed to have waived any such condition not then fulfilled. Nothing contained in the preceding sentence, however, shall limit, constitute a waiver or otherwise affect the liability of Seller with respect to any covenants, indemnities, warranties and representations which survive the Closing pursuant to the terms hereof.

                           6.1.4 All management  agreements relating to the Real
Property shall have been cancelled.

                           6.1.5 Seller shall have provided evidence  reasonably
satisfactory to Purchaser and the Title Insurer that Seller's execution and delivery of this Agreement and the instruments executed and delivered pursuant hereto have been duly authorized by all necessary action on the part of Seller.

                           6.1.6 No action shall be pending or threatened with a
condemnation or taking by power of eminent domain of all or any material portion of the Real Property.

                           6.1.7 Shall have  delivered to Purchaser an unaudited
financial statement (prepared by extrapolation from an audited statement covering other properties as well as the Real Property) for the Real Property with respect to the 1996 calendar year and the period beginning January 1, 1997 and ending on the last day of the most recent calendar month prior to the Closing Date which ends at least 15 days prior to the Closing Date, such financial statements to be in form and substance reasonably acceptable to Purchaser.

                  Section 6.2 Conditions to Seller's Obligations to Close. The obligation of Seller to close under this Agreement shall be subject to the fulfillment on or before the Closing Date of all of the following conditions (in addition to any other conditions to Seller's obligations under this Agreement which are set forth in this Agreement):

                           6.2.1 Purchaser shall have delivered to Seller all of
the items required to be delivered to Seller pursuant to Section 6.6 hereof, and the Escrow Agent shall pay the Earnest Money Deposit to Seller.

                           6.2.2 All of the  representations  and  warranties of
Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if the same were made on and effective as of such date.

                           6.2.3 Purchaser shall have performed and observed, in
all material respects, all covenants, agreements and conditions of this Agreement to be performed or observed by Purchaser as of the Closing Date. Seller shall have the right, at its election at or prior to the Closing by notice to Purchaser, to waive the fulfillment of any condition precedent to Seller's obligation to close hereunder and by effecting the Closing, Seller shall be deemed to have waived any such condition not then fulfilled. Nothing contained in the preceding sentence, however, shall limit, constitute a waiver or otherwise affect the liability of Purchaser with respect to any covenants, warranties, representations or indemnities which survive the Closing pursuant to the terms hereof.

                           6.2.4   Purchaser   shall  have   provided   evidence
reasonably satisfactory to Seller that Purchaser's execution and delivery of this Agreement and the instruments executed and delivered pursuant hereto have been duly authorized by all necessary action on the part of Purchaser.

                  Section 6.3 Escrow and Closing.

                           6.3.1 Prior to the date hereof,  Purchaser and Seller
have caused an escrow to be opened by the Escrow Agent for the purpose of holding the Earnest Money Deposit. The Earnest Money Deposit shall be held in escrow by Escrow Agent until (a) the Closing, upon which event the Earnest Money Deposit shall be delivered to Seller; (b) five (5) business days after Escrow Agent shall have given Seller or Purchaser notice that it has received a written notice sent by the other party to this Agreement stating that this Agreement has been terminated and that the party so notifying Escrow Agent is entitled to the Earnest Money Deposit, following which period the Earnest Money Deposit shall be
(i) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled to the Earnest Money Deposit, or (ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled to the Earnest Money Deposit, provided that within such five (5) business day period Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining payment of the Earnest Money Deposit; or (c) a joint notice is received from Seller and Purchaser, in which event Escrow Agent shall deliver the Earnest Money Deposit or the proceeds thereof in accordance with the instructions therein contained. The Earnest Money Deposit shall be invested by Escrow Agent in an interest bearing money market or bank account at Citibank, N.A. or any other member bank of the New York Clearinghouse Association, but Escrow Agent shall not be liable for any failure to do so or for any loss incurred by reason of any such investments. Interest earned on the Earnest Money Deposit shall be credited to Purchaser at the Closing.

                           6.3.2 In the event that (i) Escrow  Agent  shall have
received a notice containing conflicting instructions as provided for in Section
6.3.1 hereof and within the time therein prescribed, or a court order restraining payment of the Earnest Money Deposit or under the Letter of Credit or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made upon Escrow Agent for the Earnest Money Deposit or the Letter of Credit or the proceeds thereof, whether or not litigation has been instituted, then and in any such event Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Earnest Money Deposit or the Letter of Credit or the proceeds thereof, until Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser directing the disposition of the Earnest Money Deposit or the Letter of Credit or the proceeds thereof, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and Escrow Agent are named as parties, directing the disposition of the Earnest Money Deposit or the Letter of Credit or the proceeds thereof, in either of which events Escrow Agent shall then dispose of the Earnest Money Deposit or the Letter of Credit or the proceeds thereof, in accordance with said direction. Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by Escrow Agent of any of the actions described in (a) and (b) above, Escrow Agent shall be released of and from all liability hereunder except as otherwise expressly provided for herein. Notwithstanding the foregoing provisions of this Section 6.3.2, Escrow Agent shall have the following rights in the circumstances described in subsections
(i) and (ii) above: (x) if Escrow Agent shall have received a written notice signed by either Seller or Purchaser advising that litigation between Seller or Purchaser over entitlement to the Earnest Money Deposit or the Letter of Credit or the proceeds thereof has been commenced, Escrow Agent may, on written notice to Seller and Purchaser, deposit the Earnest Money Deposit or the Letter of Credit or the proceeds thereof with the Clerk of the court in which such litigation is pending, or (y) Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Earnest Money Deposit or the Letter of Credit or the proceeds thereof with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party, i.e., the party not entitled to the Earnest Money Deposit or the Letter of Credit or the proceeds thereof. Upon the taking by Escrow Agent of either of the actions described in (x) or (y) above, Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.

                           6.3.3  Seller and  Purchaser  understand  that Escrow
Agent acts hereunder as depository only and is not responsible in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument delivered to it, or for the form of execution of such instrument or for the identity, authority or rights of any person(s) executing or delivering the same or for the terms or conditions of any instrument pursuant to which the parties may act. Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Earnest Money Deposit or the Letter of Credit or the proceeds thereof by reason of the insolvency or failure of the institution or depositary with which such proceeds are maintained.

                           6.3.4  Escrow  Agent  shall  not have any  duties  or
responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable for any errors in judgment or for any acts done or omitted by it in good faith, or for any mistakes of fact or law and is released and exculpated from all liability hereunder except for willful misconduct or gross negligence.

                           6.3.5  Subject to Section 6.3.2 as to the costs to be
borne by Seller or Purchaser, Seller and Purchaser jointly and severally agree to reimburse

Escrow Agent for its reasonable costs and expenses, including reasonable attorneys' fees (either paid to retained attorneys or representing the fair value of legal services rendered by Escrow Agent to itself), disbursements and other charges, incurred as a result of any dispute or litigation concerning the right to the Earnest Money Deposit. Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Earnest Money Deposit in escrow pursuant to the provisions herein contained and for no other purpose.

                           6.3.6  Purchaser  acknowledges  that Escrow  Agent is
representing Seller in connection with the sale of the Property pursuant to this Agreement and agrees that Escrow Agent may continue to represent Seller with respect thereto and in any dispute arising out of this Agreement or the documents and instruments contemplated hereby, notwithstanding that Escrow Agent shall simultaneously be acting as the escrow agent hereunder or in such dispute.

                           6.3.7 The terms and provisions herein contained shall
create no right in any person, firm or corporation other than Seller and Purchaser and their respective successors and permitted assigns, and no third party shall have the right to enforce or benefit from any of the terms and provisions herein contained.

                           6.3.8 The closing of the transaction  provided for in
this Agreement (the "Closing") will be held at 10:00 a.m. at the offices of Paul, Weiss, Rifkind, Wharton & Garrison in New York, New York (or at Purchaser's request, at the offices of Purchaser's lender in New York City, or at such other place upon which Seller and Purchaser shall agree) on the Closing Date. Time shall be of the essence as to each party's obligation to close title to the Property on the scheduled closing date, as such date may be adjourned as provided in this Agreement. Notwithstanding the foregoing, the Closing Date may be adjourned by Seller or Purchaser one or more times to a business day not later than ten (10) days in the aggregate following the Closing Date, by notice given to the other party at least two (2) business days prior to the original or previously scheduled Closing Date.

                  Section 6.4 Prorations. Each of the following shall be apportioned between Seller and Purchaser as of 11:59 P.M. Eastern Standard Time on the day preceding the date of the Closing (the "Adjustment Point") and shall be documented in a statement (the "Closing Statement") executed and delivered by Seller and Purchaser:

                           6.4.1 Rents as and when  collected.  The word "Rents"
as used in this Section 6.4.1 shall be deemed to include fixed monthly rents as well as any additional rents (including, without limitation, real estate tax, cost of living, operating cost and labor wage rate escalations and electric charges) (the "Additional Rents") payable by Tenants, and the term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by Purchaser or Seller in collecting any Rents, but shall not include the regular fees payable to any managing agent of the Premises, the payroll cost of any of Purchaser's employees or any other internal costs or overhead of Purchaser.

                                    (i) Any Rents collected by Purchaser (which,
for purposes of this Section 6.4.1, shall include Rents collected by any managing agent acting for Purchaser) subsequent to the Closing (whether due and payable prior to or subsequent to the Adjustment Point) shall be adjusted as of the Adjustment Point, and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of the collection properly allocable thereto, if any, shall be paid by Purchaser to Seller promptly after the collection thereof by Purchaser, but subject to the further provisions of this Section 6.4.1 in the case of Rents due prior to the Adjustment Point. Additional Rents shall be adjusted based on the calendar or fiscal year or other period for which the same are charged pursuant to each Lease.

                                    (ii) At the Closing  Seller shall deliver to
Purchaser a list of all Tenants which are delinquent in payment of Rents as at the Adjustment Point, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due, itemizing separately fixed monthly rent, escalation charges, electric charges, charges for tenant services, charges for overtime services and other charges, if any. The first amounts collected by Purchaser from each delinquent Tenant, net of costs of collection, if any, shall be deemed to be in payment of Rents for the month in which the Closing occurs, next in payment of delinquent Rents (or the specific components of Rents) owed by such Tenant which are not more than one (1) month in arrears as of the first day of the month in which the Closing occurs, as set forth in such list, next in payment of Rents then due on account of any month after the month in which the Closing occurs and finally in payment of delinquent Rents (or the specific components of Rents) which are more than one (1) month in arrears as of the first day of the month in which the Closing occurs, as set forth on such list. Any amounts collected by Purchaser from each delinquent Tenant which, in accordance with the preceding sentence, are allocable to the month in which the Closing occurs (as adjusted as of the Adjustment Point) or any prior month, net of costs of collection properly allocable thereto, if any, shall be paid promptly by Purchaser to Seller. Purchaser shall exert reasonable efforts to bill and collect any delinquencies and the amount thereof, as, when and to the extent collected by Purchaser, shall be remitted by Purchaser to Seller, net of costs of collection, if any, promptly after the collection thereof by Purchaser; provided that Purchaser shall be deemed to have met its obligation hereunder to bill and collect delinquencies if it shall have (i) billed such delinquencies and (ii) followed up such billings with a telephone call to each of the delinquent Tenants.

                           6.4.2 Taxes,  vault charges and sewer rents,  if any,
on the basis of the New York City Fiscal Year for which assessed. Prior to the Closing Date, Seller is hereby authorized to continue any proceeding or proceedings now pending for the reduction of the assessed valuation of the Premises, which relate to the New York City Fiscal Year during which the Closing Date occurs, or any prior New York City Fiscal Year, and to try or settle the same in Seller's reasonable discretion, provided, however, that (i) any decision by Seller to settle any such proceeding relating to the New York City Fiscal Years 1992/93, 1993/94, 1994/95, 1996/97 and/or 1997/98 shall be subject to approval by Purchaser, in Purchaser's reasonable discretion, and (ii) that the net refund of taxes, if any, for any tax year for which Purchaser shall be entitled to share in the refund shall be divided between Seller and Purchaser in accordance with the apportionment of taxes pursuant to the provisions of this
Section  6.4  after  deducting
therefrom a pro rata share of all expenses, including counsel fees, necessarily incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in such proceeding and in any other proceeding simultaneously involved in the trial or settlement. At the Closing, all of Seller's interest in any such proceeding for the New York City Fiscal Year following the year in which the Closing Date occurs shall be transferred to Purchaser, which shall be substituted for Seller as protesting party or plaintiff thereunder. Following the Closing Date, Purchaser may try or settle the aforementioned 1992/93, 1993/94, 1994/95, 1995/96, 1996/97 and 1997/98
proceedings in Purchaser's sole discretion, provided, however, that any decision to settle any such proceeding relating to the New York City Fiscal Years 1992/93, 1993/94, 1994/95, 1995/96, and 1996/97 shall be subject to Seller's approval, in Seller's reasonable discretion. Seller agrees to cooperate with Purchaser in a reasonable manner in any such proceedings following the Closing Date until such proceedings are settled or otherwise resolved. Each party shall deliver to the other, upon demand, receipted tax bills and cancelled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing reasonably requested by the other party for the continuation of such proceedings and the collection of any refund by such party. In the event that following the Closing Date Purchaser receives any real estate tax refund on account of the applications previously filed by Seller for the New York City Fiscal Years 1992/93, 1993/94, 1994/95, 1995/96, 1996/97
and/or 1997/98, such refund amounts, if any, shall be promptly paid over by Purchaser to Purchaser's managing agent, and Seller and Purchaser shall direct such person or entity to reimburse the appropriate Tenants their respective shares of any such amounts and apportion any remaining amounts to Seller and Purchaser in accordance with the provisions of Section 6.4 of this Agreement. Seller shall use reasonable efforts to cause any such refunds to be paid to Purchaser rather than Seller. If, notwithstanding such efforts, any such refund is paid to Seller, Seller shall reimburse the appropriate Tenants (or pay over to Purchaser or its managing agent, which shall promptly thereafter reimburse the appropriate Tenants) their respective shares of such refunds and apportion any remaining amounts to Seller and Purchaser in accordance with the provisions of Section 6.4 of this Agreement. The provisions of this Section 6.4.2 shall survive the Closing.

                           6.4.3 Utilities,  including steam, electricity, water
and gas, except those charges (if any) that Tenants are obligated to pay directly to the providers of such utilities. Seller shall endeavor to have meters for such utilities read the day preceding the Closing and agrees to cause the bills rendered to it on the basis of such readings to be paid. If Seller does not obtain such a meter reading for any such utility, the adjustment therefor shall be made on the basis of the most recently issued bill therefor. If there be water meters on the Premises, Seller shall furnish readings to a date not more than thirty days prior to the date of Closing, and the unfixed meter charges and the unfixed sewer rents, if any, based thereon for the intervening time, except those charges and rents that Tenants are obligated to pay directly to the utility or governmental authority in question, if any, shall be apportioned on the basis of such last readings.

                           6.4.4  Charges paid or payable  under  Contracts  and
assumed by Purchaser.

                           6.4.5 Fees for transferable governmental licenses and
permits required for the operation and maintenance of the Premises.

                           6.4.6 Purchaser shall have the right, upon reasonable
advance notice (which notice may be oral) within the 5 business day period immediately preceding the Closing, to inspect the supplies at the Property in order to determine whether the condition set forth in the immediately preceding sentence has been satisfied. Seller shall have the right to have its representative present during any such inspection. Seller agrees that substantially all of the materials and supplies (collectively, "supplies") listed on Exhibit S annexed hereto shall be located at the Property on the Closing Date and that title to such supplies shall be transferred to Purchaser on the Closing Date. Purchaser shall pay the sum of $25,000 to Seller at the Closing in full consideration for such supplies. In the event the supplies located at the Property at the Closing Date are substantially the same as those listed on Exhibit S, the aforesaid $25,000 amount shall be equitably redeemed at the Closing.

                           6.4.7  Deposits,  if any, made by Seller with utility
companies or governmental agencies in respect of the Premises which will inure to the benefit of Purchaser subsequent to the Closing.

                           6.4.8  Any   other   items   which  are   customarily
apportioned upon the sale of an office building similar to the Real Property in New York City.

                           6.4.9  All  accrued  wages and  benefits  (including,
without limitation, accrued vacation pay) of the employee referred to in Section
5.1.2.5 hereof who will be employed by Seller shall be paid (or caused to be paid) by Seller at or prior to the Closing, or to the extent not so paid, all unpaid amounts shall be allowed to Purchaser as a credit at Closing, and Purchaser will be responsible for payment thereof to such employees.

                  Notwithstanding  anything to the  contrary  contained  in this
Section 6.4, Seller has given permission to Accessory Network to sublet all of the Premises demised to it under its Lease with Seller in return for a cash payment equal to $500,000. This amount is to be paid directly by Accessory
Network to Seller notwithstanding the fact that this payment is not due and payable by Accessory Network until October, 1997, and if for any reason collected by Purchaser, shall be immediately remitted by Purchaser to Seller. The provisions of this Section 6.4 shall survive the Closing.

                  Section 6.5  Closing Costs.

                           6.5.1 Seller agrees to pay and indemnify Purchaser in
respect of the following expenses in respect to the transactions contemplated by this Agreement: (a) New York State and City transfer taxes payable in respect of this transaction; (b) Seller's legal fees; (c) the commission due Seller's Broker; and (d) one-half of any sales tax imposed with respect to the supplies referred to in Section 6.4.6.

                           6.5.2 Purchaser agrees to pay and indemnify Seller in
respect of the following fees and expenses in respect to the transaction contemplated by this Agreement: (a) the cost of all engineering, environmental and other reports and studies of the Premises ordered by Purchaser or its authorized representative;
(b) Purchaser's legal fees; (c) sales tax, if any, payable by reason of the sale of the personal property (other than the supplies referred to in Section 6.4.6) included in this sale (the parties agreeing, however, that no portion of the Purchase Price is allocable to personal property); (d) one-half of any sales tax imposed with respect to the supplies referred to in Section 6.4.6; (e) survey costs; (f) the premium on the title insurance policy issued by the Title Company; and (g) all recording and filing fees or charges payable on account of the recording of the deed delivered in connection with this Agreement.

                           6.5.3  The  provisions  of  this  Section  6.5  shall
survive the Closing or any termination of this Agreement.

                  Section 6.6  Closing Deliveries.

                           6.6.1 Seller shall  deliver at Closing the  following
documents ("Seller's Closing Documents"):

                                    6.6.1.1  A  bargain  and sale  deed  without
         covenant against grantor's acts with respect to the Real Property in the form attached hereto as Exhibit F-4, together with a duly executed NYS Form TP-584, and such other completed transfer declarations, tax returns and affidavits with respect to such deed as may be required for recordation of the deed by state, county or local law, if any;

                                    6.6.1.2   A  bill   of  sale   from   Seller
         evidencing the sale of the Personal Property, if any, in the form of Exhibit F-1;

                                    6.6.1.3  An  assignment  of  the  Contracts,
         Licenses, Utility Deposits and Intangible Property, if any, from Seller in the form of Exhibit F-2;

                                    6.6.1.4 A certificate  of Seller  confirming
         the continued accuracy of the warranties and representations made by Seller in this Agreement as required by Section 5.2;

                                    6.6.1.5 Estoppel letters,  dated not earlier
         than thirty (30) days prior to the Closing Date, from all of the Tenants of the Building, such estoppel letters to be in substantially the form annexed hereto as Exhibit J; provided, however, that if any Lease provides for the form or content of an estoppel letter, Purchaser shall accept an estoppel letter as called for in such Lease. Seller will request, and use reasonable efforts to obtain, on or before the Closing Date, from the Tenants under the Leases, estoppel letters in substantially the form annexed hereto as Exhibit J;

                                    6.6.1.6 A letter to  Tenants  advising  them
         (i) of the change in ownership of the Property, (ii) the amount of their security deposit and any prepaid rent that has been delivered to Purchaser, and the name of the banking institution in which such deposits will be maintained following the Closing, (iii) directing them to pay rent to Purchaser or as Purchaser may direct, and (iv) directing them to deliver to Purchaser or as Purchaser may direct, an insurance certificate in the form required under such Tenant's Lease for the benefit of Purchaser;

                                    6.6.1.7 A letter to all parties  (other than
         Seller) to the Contracts advising them of the change in ownership of the Property.

                                    6.6.1.8  Appropriate  evidence  of  Seller's
         right, power and authority to sell the Property to Purchaser on the terms and conditions of this Agreement as Purchaser or the Title Insurer may reasonably require;

                                    6.6.1.9 An  affidavit  executed on behalf of
         Seller providing Seller's taxpayer identification number and a statement that Seller is not a foreign person within the meaning of
         Section 1445(f)(3) of the Internal Revenue Code, as amended;

                                    6.6.1.10  A  complete  set of all  keys  and
         magnetic pass cards to the Improvements, appropriately tagged for identification, to the extent in Seller's possession or control;

                                    6.6.1.11  To the extent in  Seller's  or the
         Seller's managing agent's possession or control, and not already delivered, (a) the maintenance records for the Property, (b) all original licenses and permits, authorizations and approvals which are currently in force pertaining to the Real Property or the Personal Property, (c) the standard form of lease used in the building, together with a computer diskette therefor, if available, and (d) all guarantees and warranties which are currently in force and which Seller has received in connection with any work or services performed or equipment installed in and to Improvements;

                                    6.6.1.12 True and complete  originals of the
         Leases and all files with respect thereto, together with copies of Seller's abstracts and other data in Seller's or the Seller's managing agent's possession necessary for the preparation of bills for rent escalations and other Tenant charges;

                                    6.6.1.13 An  instrument  duly  executed  and
         acknowledged by Seller, in which Seller assigns to Purchaser all of Seller's right, title and interest as landlord in, to and under the Leases in the form of Exhibit F-3;

                                    6.6.1.14  To the extent in  Seller's  or the
         Seller's managing agent's possession or control, the originals of the Property Documents and in all other instances copies thereof;

                                    6.6.1.15 The Tenant  security  deposits held
         by Seller pursuant to the Leases, including, without limitation, the Letters of Credit listed on Exhibit R. Seller will cooperate with Purchaser to cause such Letters of Credit to be transferred to Purchaser as soon as possible after the Closing, and as to any of such Letters of Credit which are not transferable to Purchaser as of right, Seller will take such steps as Purchaser may reasonably request to cause the transfer thereof to Purchaser and/or to make the proceeds thereof available to Purchaser following a default by the Tenant in question. Any transfer fees charged by the issuing banks shall be the responsibility of Purchaser.

                                    6.6.1.16  Such other and  further  customary
         instruments and documents as Seller's counsel and Purchaser's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement;

                                    6.6.1.17 A duly executed Closing Statement;

                                    6.6.1.18 The amounts, if any, required to be
         paid to Purchaser pursuant to the Closing Statement; and

                                    6.6.1.19  A  counterpart  of  the  agreement
         referred to in Section 6.6.2.8.

                           6.6.2   Purchaser   shall   deliver  at  Closing  the
following items:

                                    6.6.2.1  The balance of the Purchase Price.

                                    6.6.2.2 A duly executed Closing Statement;

                                    6.6.2.3   Counterpart   copies   of  any  of
         Seller's Closing Documents which require execution by Purchaser;

                                    6.6.2.4   A   certificate   confirming   the
         continued accuracy of the warranties and representations made by Purchaser in this Agreement as required by Section 5.3;

                                    6.6.2.5 A statement from Purchaser's counsel
         required by Section 6045 of the Internal Revenue Code, as amended, if required by law;

                                    6.6.2.6 The amounts,  if any, required to be
         paid to Seller pursuant to the Closing Statement;

                                    6.6.2.7  Such  other and  further  customary
         instruments and documents as Seller's counsel and Purchaser's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement; and

                                    6.6.2.8 An agreement  in form and  substance
         reasonably satisfactory to Seller, permitting Seller, at no cost, to store files and other items in certain agreed upon storage space in the basement of the Property until November 1, 1997.

                  Section 6.7  Access to Records.

                           6.7.1 Purchaser agrees that (i) all records and files
delivered to Purchaser by Seller pursuant to this Agreement will be preserved by Purchaser, its successors and assigns, for a period of three (3) years subsequent to the Closing and (ii) Seller may have access to such records and files from time to time after the Closing during normal business hours and upon reasonable prior notice to Purchaser at the place in the continental United States where such records are maintained by Purchaser.

                           6.7.2 Seller agrees that (i) Seller,  its  successors
and assigns, will preserve such records and files with respect to the Property that it is not required to deliver to Purchaser on the Closing Date for a period of three (3) years subsequent to the Closing at a location in the City of New York, State of New York and (ii) Purchaser may have access to such records and files from time to time after the Closing during normal business hours and upon reasonable prior notice to Seller.

                  Section 6.8 Survival. The provisions of this Article 6 shall survive the Closing.

                                    Article 7
                                    Brokerage

                  Each party represents and warrants to the other that, except for the Purchaser's Broker and the Seller's Broker, it has dealt with no broker or finder with respect to this Agreement. Each party hereby indemnifies and agrees to save, defend and hold the other party harmless from and against any loss, cost, damage, claim, liability or expense, including reasonable attorneys' fees and litigation costs, suffered or incurred as a result of its breach of the foregoing representation and warranty. Seller shall pay any commission, fee, or other charge for services due to Seller's Broker pursuant to a separate agreement and Seller shall hold Purchaser harmless from and against the payment of any such amount. Purchaser shall pay any commission, fee or other charge for services due to Purchaser's Broker pursuant to a separate agreement and Purchaser shall hold Seller harmless from and against the payment of any such amount. The provisions of this Article 7 will survive the termination of this Agreement or the Closing.

                                    Article 8
                            Casualty and Condemnation

                  Section 8.1 Seller and Purchaser waive the provisions of all applicable laws relating to the occurrence of a casualty or condemnation between the date hereof and the Closing, and Seller and Purchaser agree that the provisions of this Article 8 shall govern in lieu thereof.

                  Section 8.2 If the Improvements shall hereafter be destroyed or damaged in whole or in part by fire or other cause, or if the Real Property be taken in whole or in part by right of eminent domain or by condemnation, the obligations of the parties hereunder shall continue unaffected by reason of any such damage, destruction or taking and the transaction contemplated by this Agreement shall be fully consummated in accordance with the terms hereof without any reduction or abatement in the Purchase Price or any credit or allowance against the same, except as expressly provided for in Section 8.3 and 8.4 herein. Seller covenants and agrees that it will give Purchaser prompt notice of any casualty, condemnation or threatened condemnation.

                  Section 8.3 If prior to the Closing Date a Material Part (as defined below) of the Improvements is damaged or destroyed by fire or other cause or a Material Part of the Real Property is taken by right of eminent domain or condemnation, Purchaser may, by written notice given to Seller at or prior to the Closing, cancel this Agreement, whereupon this Agreement shall terminate, and neither party shall have any further rights or liabilities against or to the other except for those that specifically survive the termination hereof and the parties shall direct the Escrow Agent to return the Earnest Money Deposit to Purchaser. For the purposes of this Article 8, a "Material Part" shall mean (i) damage or destruction (A) the cost of repair of which shall exceed Two Million Dollars ($2,000,000), or (B) which would permit Tenants occupying five percent (5%) or more of the rentable space in the Improvements to cancel their Leases, or (ii) a taking of (A) five percent (5%) or more of the rentable square footage in the Improvements, or (B) a taking which would permit

Tenants occupying five percent (5%) or more of the rentable space in the Improvements to cancel their Leases, or (C) a permanent taking which would materially impede access to the Improvements.

                  Section 8.4 If prior to the Closing Date (i) an immaterial part of the Improvements is damaged or destroyed in whole or in part by fire or other cause, (ii) an immaterial part of the Real Property is taken by right of eminent domain or by condemnation or eminent domain, (iii) a Material Part of the Improvements is damaged or destroyed in whole or in part by fire or other cause and Purchaser has not canceled this Agreement in accordance with the provisions of Section 8.3 above or (iv) a Material Part of the Real Property is taken by eminent domain or condemnation and Purchaser has not canceled this Agreement in accordance with Section 8.3 above, then Seller as its sole obligation shall (i) remit to Purchaser an amount equal to the net proceeds of any fire insurance and condemnation award actually received by Seller (the term "net proceeds" as used in this paragraph to mean such proceeds reduced by (a) the reasonable cost of collection and (b) the cost of any repairs effected by or on behalf of Seller with Purchaser's consent, which consent shall not be unreasonably withheld or delayed, or without Purchaser's consent (with respect to repairs of an emergency nature)) and (ii) if any such proceeds have not been received by Seller, transfer and assign to Purchaser, without recourse, all of Seller's right, title and interest in and to any insurance and condemnation proceeds payable to Seller, and there shall be no abatement or credit on account of the Purchase Price and no duty or obligation on Seller to repair or restore any damage or to make any repairs by reason of such fire, casualty or taking, except that if the amount of any such proceeds is equal to less than the cost to repair or restore any damage by reason of any such fire, casualty or taking, as reasonably determined by Purchaser and Seller, then Purchaser shall receive at Closing a credit on account of the Purchase Price in an amount equal to any deductible(s) related thereto. If any such casualty results in a loss of rental income which continues after the Closing, Seller will use reasonable efforts to assign to Purchaser its rental value insurance covering such loss (and an adjustment shall be made between the parties to cover the premium for the period following the Closing); but Seller does not represent that its insurer will honor such assignment, or that the proceeds thereof for periods after the Closing will be paid by the insurer to Purchaser. Adjustment of any insurance or condemnation claim to be paid prior to the Closing shall be conducted jointly by Seller and Purchaser. In the event of an assignment of all insurance claims as provided for above, Purchaser shall receive at Closing a credit against the Purchase Price in an amount equal to any deductible(s) and uninsured amounts.

                                    Article 9
                                    Defaults

                  Section 9.1 Purchaser's Default. In the event that Purchaser defaults under this Agreement and the Closing does not occur as the result thereof, Seller shall, as its sole and exclusive remedy, retain the Earnest Money Deposit as liquidated and agreed damages for such default by Purchaser, whereupon neither party hereto shall have any further obligations to the other under this Agreement; provided, however, that neither party shall be released from its obligations which specifically survive the termination of this Agreement.

                  Section 9.2 Seller's Default. If Seller shall, as a result of circumstances beyond Seller's reasonable control, be unable to perform its obligations under this Agreement, Purchaser's sole remedy shall be to terminate this Agreement by notice to Seller, in which event Seller's sole responsibility shall be to cause the Escrow Agent to return to Purchaser the Earnest Money Deposit made by Purchaser upon the execution of this Agreement, together with the interest earned thereon, and thereupon, both parties shall be released of all obligations and liability under this Agreement, except for those matters that expressly survive any termination of this Agreement. The foregoing shall not be deemed to relieve Seller from the consequences of a default by Seller hereunder as a result of circumstances other than circumstances beyond Seller's reasonable control, in which event Purchaser shall be entitled to seek either
(i) the return of the Earnest Money Deposit, together with the interest earned thereon, or (ii) specific performance of the obligations of Seller hereunder; provided that in no event shall Purchaser have the right to seek money damages for such claimed default by Seller. The rights granted Purchaser in this Section
9.2 shall be exclusive in the event of Seller's failure or inability to perform its obligations hereunder.

                  Section 9.3 Delivery of Earnest Money Deposit in the Event of a Default. In any case where either party is entitled to receive the Earnest Money Deposit hereunder due to a default by the other party to this Agreement (or as otherwise provided in this Agreement), the parties agree to give the Escrow Agent prompt written instructions to deliver the Earnest Money Deposit to the party entitled thereto.

                                   Article 10
                                  Miscellaneous

                  Section 10.1  Indemnification.

                           10.1.1 Seller  agrees to  indemnify,  defend and hold
harmless Purchaser, its successors and assigns from and against any and all claims, liabilities and expenses (including without limitation, reasonable attorneys' fees and disbursements) of any nature whatsoever suffered or incurred by Purchaser, its successors and assigns (except for amounts for which Purchaser received a proration credit under this Agreement) arising out of (i) any of Seller's obligations, duties or liabilities in connection with the Property prior to the Closing Date and (ii) a breach of any of the representations and warranties which survive the Closing pursuant to Section 5.2, provided that Purchaser gives Seller written notice of any such claimed breach within the period that such representation or warranty survives the Closing, as provided in
Section 5.3.

                           10.1.2 Purchaser agrees to indemnify, defend and hold
harmless Seller, its successors and assigns (except for amounts for which Seller received a proration credit under this Agreement) from and against any and all claims, liabilities and expenses (including without limitation, reasonable attorneys' fees and disbursements) of any nature whatsoever suffered or incurred by Seller, its successors or assigns arising out of (i) any obligations, duties or liabilities on the Purchaser's part to be performed in connection with the Property on and subsequent to the Closing Date, and (ii) a breach of any representations and warranties which survive the Closing pursuant to Section 5.3, provided that Seller gives Purchaser written notice of any such claimed breach within the period that such representation or warranty survives the Closing, as provided in Section 5.2.

                  Section 10.2 Assurances Of Cooperation. The parties hereby covenant and agree that they will at any time prior to and after the Closing and from time to time, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, documents and instruments as may reasonably be required by the other party in order to carry out fully and effectuate the transactions herein contemplated in accordance with the provisions of this Agreement.

                  Section 10.3 Successors And Assigns. This Agreement shall be binding in all respects on and shall inure to the benefit of the Seller and Purchaser and their respective successors and assigns. Seller may not assign its interests under this Agreement. Purchaser may assign its interests under this Agreement to an entity which controls, is controlled by, or is under common control with, Purchaser; provided that (i) Purchaser provides Seller with prior notice of any such assignment and evidence to Purchaser's reasonable satisfaction that the assignee is in fact an entity which controls, is controlled by, or is under common control with, Purchaser and (ii) that upon Purchaser's assignment the assignee assumes in writing, for Seller's benefit, all liabilities of Purchaser under this Agreement and reaffirms all of the representations and warranties contained in Section 5.3 hereof with respect to
the  assignee,   except  that  the





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                                                                              51




representations and warranties may be appropriately modified in the event the assignee is a limited partnership, a limited liability company or corporation, and a counterpart of such assignment and assumption is delivered to Seller. Following any such assignment made with Seller's consent, Purchaser named herein shall be released of any further liability hereunder. This Agreement is made for the sole and exclusive benefit of the parties hereto and their respective successors and assigns; no third party is intended to have or shall have any rights under this Agreement.

                  Section 10.4  Interpretation.

                           10.4.1 This Agreement represents the entire agreement
between the parties hereto and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for either party in connection with the negotiation of the terms hereof. No future modification, termination or amendment of this Agreement may be made, except by written agreement executed by the parties hereto.

                           10.4.2 No  failure  by the  parties  hereto to insist
upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such right or remedy or any other covenant, agreement, term or condition. Any party to this Agreement may by written notice waive any of its rights or any conditions to its obligations hereunder, or any duty, obligation or covenant of any other party hereto.

                           10.4.3  If any  provision  of this  Agreement  or the
application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

                           10.4.4 Use of the terms  "include,"  "including,"  or
"includes," followed by specific examples shall not be deemed to limit the object of the reference to the specific examples.

                           10.4.5 The  masculine,  feminine  or neuter  pronouns
used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement.

                           10.4.6 The validity,  construction and enforceability
of this Agreement shall be governed in all respects by the laws of the State of New York, without regard to its conflict of laws rules.

                           10.4.7 All  provisions  of this  Agreement  which are
expressly stated to survive the Closing, shall not merge with, be extinguished or otherwise affected by any of the closing documents.

                  Section 10.5 Joint Cooperation. Upon obtaining knowledge of any event which could give rise to a claim of indemnity under this Agreement, the party seeking indemnification shall promptly notify the other party of that event. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel reasonably acceptable to the indemnified party, except that in the case of a claim covered by insurance, maintained by the indemnifying party, counsel designated by the insurance company of the indemnifying party shall be deemed acceptable, and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will pay its own attorney fees for participating in such defense and will not settle such claim or demand without the indemnifying party's consent. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof. The parties shall make their records avail able to each other to the extent required to comply with any audit or other review of a party's records or tax returns by a governmental agency.

                  Section 10.6 Publicity. Neither Purchaser nor Seller shall announce or disclose publicly the terms or provisions hereof without the prior written approval of the other party, except as such disclosure may be required by law and except that this provision shall not prohibit either party from disclosing such terms or provisions to its attorneys, accountants, lenders, bankers, financial advisors, investors or any other advisor or consultant. Neither Seller nor Purchaser shall record this Agreement or any evidence thereof in the public records of the county in which the Real Property is located. Simultaneously with the execution of this Agreement, Seller shall deliver a letter to Seller's Broker and Purchaser shall deliver a letter to Purchaser's Broker requesting that each such Broker not announce or disclose the terms or provisions hereof without the prior written approval of Seller and Purchaser and shall use reasonable efforts to obtain such agreement from each of their Brokers.

                  Section 10.7 Notices. All elections, notices and other communications to be given hereunder by either party to the other shall be in writing and sent by personal delivery, reliable overnight courier with evidence of receipt, or by facsimile transmission (commonly known as "fax") (with confirmation by one of the other methods of notice), addressed:

         If to Seller:              7 West Associates LLC
                                    c/o Devon Properties
                                    One Penn Plaza - 40th Floor
                                    New York, NY  10119
                                    Attention:  Joseph R. Wenk
                                    Fax No.:  (212) 971-9283

         with a copy to
         Seller's Counsel:          Joseph E. Browdy, Esq.
                                    Paul, Weiss, Rifkind, Wharton & Garrison
                                    1285 Avenue of the Americas
                                    New York, NY  10019-6064
                                    Fax No.:  (212) 373-2042

         If to Purchaser:           Health and Retirement Properties Trust
                                    400 Centre Street
                                    Newton, MA  02158
                                    Attention:  David J. Hegarty
                                    Fax No.:  (617) 332-2261

         with a copy to
         Purchaser's
         Counsel:                   Jennifer B. Clark, Esq.
                                    Sullivan & Worcester LLP
                                    One Post Office Square
                                    Boston, MA  02109
                                    Fax No.:  (617) 338-2880

         If to Escrow
         Agent: Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas
                                    New York, NY 10019-6064
                                    Attention:  Joseph E. Browdy, Esq.
                                    Fax No.:  (212) 373-2042

or at such other addresses as the parties may designate to the other by written notice in the manner herein provided. Any such notices or elections may be given by Seller's or Purchaser's counsel and shall be effective upon receipt or refusal thereof.

                  Section 10.8  Exculpations.

                           10.8.1  The  obligations  of  Seller  under  or  with
respect to this Agreement and any instruments executed pursuant hereto shall not constitute personal obligations of Seller or its members or their respective directors, officers, employees or agents, and shall not create or involve any claim against, or personal liability on the part of, any of them, and Purchaser, and anyone claiming by, through or under Purchaser, agrees to look solely to Seller's interest in the Property and/or any proceeds arising therefrom (including all payments made with respect to the proceeds from the Purchase
Price) for satisfaction of any liability of Seller under or in respect of this Agreement or any such instruments and will not seek recourse against such parties, or any of them, or any of their personal assets for such satisfaction. The foregoing shall not be deemed to prohibit the remedy of specific performance where expressly provided for in this Agreement.

                           10.8.2 The Declaration of Trust of Purchaser,  a copy
of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that the name "Health and Retirement Properties Trust" refers to the trustees under such Declaration of Trust collectively as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Purchaser shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Purchaser. All persons dealing with Purchaser in any way shall look only to the assets of Purchaser for the payment of any sum or the performance of any obligation.

                           10.8.3  The  provisions  of this  Section  10.8 shall
survive the Closing or any termination of this Agreement.

                  Section 10.9 Attorney's Fees. In the event of any litigation between the parties hereto with respect to their rights and obligations hereunder, the reasonable attorneys' fees and costs of the party successful in such action will be borne by the party which is the losing party in such litigation.

                  Section 10.10 Counterparts. This Agreement may be executed and delivered in counterpart copies, all of which together will constitute one executed original agreement.

                  IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above written.

                                  SELLER:

                                  7 WEST ASSOCIATES LLC

                                  By Orchid Properties, Inc., its sole member


                                          By: /s/ Robert H. Rodgers, Jr.
                                                Name: Robert H. Rodgers, Jr.
                                                Title: Vice President


                                  PURCHASER:

                                  HEALTH AND RETIREMENT PROPERTIES TRUST


                                          By: /s/ Ajay Saini
                                                Name: Ajay Saini
                                                Title: Treasurer and C.F.O.




THE UNDERSIGNED IS
SIGNING SOLELY TO
EVIDENCE ITS CONSENT
TO ACT AS ESCROW AGENT
UPON AND SUBJECT TO
THE TERMS OF SECTION 6.3
OF THIS AGREEMENT:

PAUL, WEISS, RIFKIND,
  WHARTON & GARRISON


By: /s/ Mitchell J. Berg
     Mitchell J. Berg
     Partner

The schedules to this  agreement have been omitted  pursuant to Regulation  S-K,
Item 601(b)(2). The contents of such schedules are identified on the List of Exhibits which is a part of the agreement. The Company undertakes to provide such schedules to the Securities and Exchange Commission upon request.